EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

New Holland Credit Company, LLC

The undersigned, a duly authorized officer of New Holland Credit Company, LLC (“NHCC”), as Servicer pursuant to the Sale and Servicing Agreement dated as of March 1, 2010 (as amended from time to time, the “Sale and Servicing Agreement”) by and among NHCC, CNH Capital Receivables LLC and CNH Equipment Trust 2010-A, does hereby certify that:

1.             NHCC is Servicer under the Sale and Servicing Agreement.

2.             The undersigned is duly authorized as required pursuant to the Sale and Servicing Agreement to execute and deliver this Certificate to the Indenture Trustee.

3.             This Certificate is delivered pursuant to Section 4.9(a) of the Sale and Servicing Agreement and Item 1123 of Regulation AB.

4.             A review of the Servicer’s activities during the period from the trust’s initial cutoff date, February 28, 2010, to and including December 31, 2010 and of its performance under the Sale and Servicing Agreement has been made under my supervision.

5.             To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the period from the trust’s initial cutoff date, February 28, 2010, to and including December 31, 2010.

6.             IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 29 day of March 2011.

March 29, 2011

By:	/s/ Steven C. Bierman
Name:	Steven C. Bierman
Title:	President